Exhibit 4

EXECUTION COPY

SECURITIES ESCROW AGREEMENT

THIS SECURITIES ESCROW AGREEMENT (the “Agreement”) is dated as of May 18, 2010, by and among PURPLE MOUNTAIN HOLDING LTD., a British Virgin Islands company having its registered office at 4th Floor, Rodus Building, Road Reef, PO Box 765, Road Town, Tortola, British Virgin Islands (“Seller”) and YUE (JUSTIN) TANG, an individual residing at #3701, Tower A, Beijing Fortune Plaza, 7 Dong San Huan Zhong Lu, Beijing, 100020 and sole shareholder of the Seller (“Tang” and together with Seller, “Seller Parties”), on the one hand, and EXPEDIA ASIA PACIFIC – ALPHA LIMITED, an exempted company incorporated with limited liability in the Cayman Islands (“Buyer”), on the other hand, and CSC Trust Company of Delaware, as escrow agent (“Escrow Agent”).

RECITALS

WHEREAS, simultaneously with the execution of this Agreement, the Seller Parties and Buyer are entering into a Stock Purchase Agreement (the “Stock Purchase Agreement”), pursuant to which Seller will sell to Buyer, and Buyer will purchase from Seller, 1,372,570 ordinary shares, par value $0.01 per share (the “Shares”), of eLong, Inc. (the “Company”) and 513,715 American Depository Shares of the Company, each representing two Shares, for an aggregate of 2,400,000 Shares; and

WHEREAS, simultaneously with the execution of this Agreement, the Seller Parties and Buyer are entering into a Securities Pledge Agreement (the “Pledge Agreement”), pursuant to which the Seller Parties pledges to Buyer the Pledged Assets (as defined therein) to secure their indemnification obligations set forth in the Stock Purchase Agreement; and

WHEREAS, Seller Parties and Buyer have agreed that as security for certain of the obligations of the Seller Parties under the Pledge Agreement, the Seller Parties and Buyer are entering into this Agreement;

WHEREAS, Seller Parties and Buyer have agreed that the Escrowed Shares (as defined below) shall be held in escrow; and

WHEREAS, the Buyer and Seller Parties have requested that Escrow Agent act as escrow agent and hold the Escrowed Shares pursuant to the terms and conditions contained herein, and Escrow Agent has agreed to so act.

NOW THEREFORE, intending to be legally bound hereby, the parties hereto agree as follows:

1. Appointment. Escrow Agent agrees to act as Escrow Agent as set forth herein, and as such escrow agent to receive, administer and dispose of any Shares obtained by or on behalf of any Seller Party in respect of a stock options exercisable for Shares, pursuant to the Pledge Agreement (the “Escrowed Shares”). Escrowed Shares deposited with the Escrow Agent in respect of any single exercise of Stock Options exercised from time to time by a Seller Party on any one date is referred to herein as an “Option Shares Tranche”. All proceeds earned on or distributed with respect to the Escrowed Shares delivered to Escrow Agent pursuant to the terms of the Pledge Agreement, as well as interest and proceeds earned thereon, are hereinafter referred to as “Proceeds”. The Escrowed Shares and the Proceeds are hereinafter together referred to as the “Escrow Balance”.

2. Rights, Duties and Immunities.

(a) Acceptance by Escrow Agent of its duties under this Agreement is subject to the following terms and conditions, which all parties to this Agreement hereby agree shall govern and control the rights, duties and immunities of Escrow Agent:

(i) Escrow Agent shall hold and safeguard the Escrow Balance in a separate escrow account, until all of the funds therein are disbursed in accordance with the terms of this Agreement, shall treat the funds therein in accordance with the terms of this Agreement and not as the property of any party hereto, and shall hold and dispose of Escrow Balance only in accordance with the terms of this Agreement.

(ii) The duties and obligations of Escrow Agent shall be determined solely by the express provisions of this Agreement and no such other duties shall be implied, and Escrow Agent shall not be liable except for the performance of such duties and obligations as are specifically set out in this Agreement, and Escrow Agent shall not be deemed to have any knowledge of or responsibility for the terms of any other agreement, or document. Anything in this Escrow Agreement to the contrary notwithstanding, in no event shall the Escrow Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

(iii) Escrow Agent shall not be responsible in any manner whatsoever for any failure or inability of the Buyer or of anyone else, to deliver the Escrowed Shares to Escrow Agent or otherwise to honor any of the provisions of this Agreement or the Pledge Agreement.

(iv) The Buyer will reimburse and indemnify Escrow Agent, and its directors, officers, agents and employees for, and hold it harmless from and against, any losses, liabilities or expenses, including but not limited to outside counsel expenses, arising out of or in connection with its acceptance of, or the performance of its duties and obligations under, this Agreement, except for losses caused by the bad faith, willful misconduct or gross negligence of Escrow Agent. Without limiting the foregoing, Escrow Agent shall in no event be liable in connection with its investment or reinvestment of any cash held by it hereunder in good faith in accordance with the terms hereof, including any liability for any delays not resulting from its gross negligence or willful misconduct or any loss of Interest incident to any such delays. The provisions of this section shall survive any termination of this Agreement or of the services of Escrow Agent hereunder.

(v) Escrow Agent shall be fully protected in acting on and relying upon any written notice, direction, request, waiver, consent, receipt or other paper or document that Escrow Agent in good faith believes to have been signed or presented by the proper party or parties.

(vi) Escrow Agent shall not be liable for any error of judgment, or for any act done or step taken or omitted by it in good faith, or for any mistake of fact or law, or for anything that it may do or refrain from doing in connection herewith, except its own bad faith, willful misconduct or gross negligence.

(vii) Escrow Agent may seek the advice of legal counsel in the event of any dispute or question as to the construction of any of the provisions of this Agreement or its duties hereunder, and it shall incur no liability and shall be fully protected in respect of any action taken, omitted or suffered by it in good faith in accordance with the opinion of such counsel.

(viii) Escrow Agent makes no representation and shall have no duty to investigate the validity, value, genuineness or collectability of any security, document or instrument held by or delivered to it.

(b) If a controversy arises between the parties hereto, or between any of the parties hereto and any person not a party hereto, as to whether or not or to whom Escrow Agent shall deliver the Escrow Balance, or any portion thereof, or as to any other matter arising out of or relating to the Escrow Balance or this Agreement, Escrow Agent shall not determine the same and shall not make any delivery of any disputed portion of the Escrow Balance, but shall retain the same until the rights of the parties to the dispute shall have finally been determined by written agreement among the parties in dispute or by order of a court of competent jurisdiction. Escrow Agent shall deliver the Escrow Balance, or any portion thereof, within 7 calendar days (as defined below) after Escrow Agent has received a joint written notice from the Buyer and Seller Parties or a notice from any of the parties enclosing a copy of the written order (nonappealable or for which the appeal process has lapsed) of a court of competent jurisdiction, in accordance with the terms thereof. Escrow Agent shall be entitled to assume that no such controversy has arisen unless it has received a written notice that such a controversy has arisen that refers specifically to this Agreement and identifies by name and address the adverse claimants in the controversy. If a controversy of the type referred to in this section arises, Escrow Agent may, in its sole discretion (but shall not be obligated to), commence interpleader or similar actions or proceedings for the determination of the controversy.

3. Sale and Release of Escrow Balance.

(a) Upon receipt by Escrow Agent from Buyer of an affidavit (a “Default Notice”) certifying as to the occurrence and continuance of an default under the Obligations (as defined in the Pledge Agreement) (“Event of Default”), Escrow Agent shall (i) provide a copy of such Default Notice to the Seller Parties by facsimile and overnight courier as provided in Section 6 hereof within five (5) calendar days of receipt of such Default Notice and (ii) unless

Escrow Agent shall have received from any Seller Party an affidavit (an “Objection Notice”) to the effect that Buyer was not yet entitled to the receipt of the Escrow Balance by the seventh (7th) calendar day after the date Escrow Agent transmits such Default Notice to the Seller Parties, then promptly thereafter, on the first business day following such seventh (7th) calendar day, deliver the Escrow Balance at the written direction of Buyer. Upon receipt of a Objection Notice, Escrow Agent shall promptly deliver a copy thereof to Buyer and shall hold the Escrow Balance pursuant to Section 2(b) hereof.

(b) Upon receipt by Escrow Agent from any Seller Party of an affidavit (a “Sale Notice”) that a Seller Party is exercising its right to sell the Escrowed Shares representing a portion of any Option Shares Tranche in accordance with the terms of the Pledge Agreement, Escrow Agent shall (i) provide a copy of such Sale Notice to Buyer by facsimile and overnight courier as provided in Section 6 hereof within five (5) calendar days of receipt of such Sale Notice and (ii) unless Escrow Agent shall have received from Buyer an affidavit stating an Objection Notice to the effect that the applicable Seller Party was not entitled to sell such Escrowed Shares by the fifteenth (15th) calendar day after the date Escrow Agent transmits such Sale Notice to the Buyer (or sooner as agreed to by Buyer in writing), Escrow Agent shall sell such Escrowed Shares out of the Escrow Balance, on behalf of and in accordance with the instructions of the applicable Seller Party, and shall deposit and retain any Proceeds from the sale of the Escrowed Shares in the Escrow Account. In the absence of joint written instructions of the parties to the contrary, any cash deposited as part of the Escrow Balance shall be invested in BlackRock Temp Fund Cash Management Shares (the “Investment”), an institutional money market mutual fund for which the Escrow Agent serves as shareholder servicing agent and/or custodian or subcustodian. The parties hereto: (i) acknowledge Escrow Agent’s disclosure of the services CSC is providing to and the fees it receives from BlackRock; (ii) consent to the Escrow Agent’s receipt of these fees in return for providing shareholder services for the Investment; and (iii) acknowledge that the Escrow Agent has provided on or before the date hereof a BlackRock Temp Fund Cash Management Shares prospectus which discloses, among other things, the various expenses of the Investment and the fees to be received by the Escrow Agent.

(c) Upon receipt by Escrow Agent from any Seller Party of an affidavit (a “Withdrawal Notice”) that a Seller Party is exercising its right to withdraw cash Proceeds from the Escrow Account in accordance with the terms of the Pledge Agreement (the “Permitted Withdrawal Amount”), Escrow Agent shall (i) provide a copy of such Withdrawal Notice to Buyer by facsimile and overnight courier as provided in Section 6 hereof within five (5) calendar days of receipt of such Withdrawal Notice and (ii) unless Escrow Agent shall have received from Buyer an affidavit stating an Objection Notice to the effect that the applicable Seller Party was not entitled to withdraw such cash Proceeds by the fifteenth (15th) calendar day after the date Escrow Agent transmits such Withdrawal Notice to the Buyer (or sooner as agreed to by Buyer in writing), on the first business day following such fifteen (15) day calendar period, Escrow Agent shall remit the Permitted Withdrawal Amount to the applicable Seller Party, in accordance with the payment instructions provided by such Seller Party, and such amount shall be deducted from the Escrow Balance.

(d) Escrow Agent shall otherwise hold the Escrow Balance until receipt from the Seller Parties of a joint affidavit to the effect that all of the obligations under the Pledge Agreement have been satisfied and that the Seller Parties are entitled to the return of the Escrow Balance pursuant to the terms of the Pledge Agreement (the “Payoff Notice”). Upon receipt of the Payoff Notice, Escrow Agent shall (i) provide a copy of such Payoff Notice to Buyer by facsimile and overnight courier as provided in Section 6 hereof within one (5) calendar days for receipt of such Payoff Notice and, (ii) unless Escrow Agent shall have received from a Seller Party an affidavit to the effect that the Seller Parties were not yet entitled to the return of the Escrow Balance (a “Challenge Notice”) by the fifteenth (15th) calendar days after the date Escrow Agent receives such Payoff Notice, then, on the first business day following such fifteen (15) day period, promptly thereafter deliver the Escrow Balance to the applicable Seller Party. Upon receipt of a Challenge Notice, Escrow Agent shall promptly deliver a copy thereof to the Buyer and shall hold the Escrow Balance pursuant to Section 2(b) hereof.

(e) Other than as provided in this Section 3, Escrow Agent shall hold the Escrow Balance until jointly executed written instructions for its disposition are provided by the Buyer and Seller Parties or as otherwise directed by a court of competent jurisdiction.

4. Resignation or Removal of Escrow Agent; Successor Escrow Agent.

(a) Escrow Agent may resign at any time upon thirty (30) calendar days’ prior notice to Seller Parties and Buyer, and may be removed by the joint written instructions of Seller Parties and Buyer upon thirty (30) calendar days’ prior notice to Escrow Agent. Prior to the effective date of the resignation or removal of Escrow Agent or any successor escrow agent, Seller Parties and Buyer shall jointly appoint a successor escrow agent to hold the Escrow Balance, and any such successor escrow agent shall execute and deliver to the predecessor escrow agent an instrument accepting such appointment, upon which such successor agent shall, without further act, become vested with all of the rights, powers and duties of the predecessor escrow agent as if originally named herein. If no successor escrow agent is appointed prior to the effective date of the termination or resignation of Escrow Agent, Escrow Agent may place all of the Escrow Balance at the disposal of a court and petition the court to act as the successor escrow agent or to appoint another entity to act as the successor escrow agent.

(b) Upon delivery of the Escrow Balance to any successor Escrow Agent designated by each of the Seller Parties and Buyer in writing, or to any court of competent jurisdiction, Escrow Agent shall be discharged of and from any and all further obligations arising in connection with this Agreement. The resignation of Escrow Agent shall take effect on the earlier of the appointment of a successor escrow agent or the day that is thirty (30) calendar days after the date of delivery of Escrow Agent’s written notice of resignation to Seller Parties and Buyer. In the event that a successor Escrow Agent has not been appointed at the expiration of such thirty-day period, Escrow Agent’s sole responsibility hereunder shall be the safekeeping of the Escrow Balance and to deliver the Escrow Balance in accordance with any written instruction of Seller Parties and Buyer or as any court of competent jurisdiction may order.

(c) If Escrow Agent receives a written notice signed by Seller Parties and Buyer stating that they have selected another Escrow Agent, Escrow Agent shall deliver the Escrow Balance to the successor Escrow Agent named in the aforesaid notice within ten (10) calendar days after its receipt of such notice.

5. Fees. A $500.00 one-time set up fee and $2,500.00 annual escrow agent for Escrow Agent’s services hereunder, together with any expenses reasonably incurred by Escrow Agent in connection with this Agreement shall be paid by the Buyer.

6. Notices. All notices, requests, consents and other communications hereunder shall be in writing, shall be mailed by domestic or international express courier, with a courtesy copy via facsimile or e-mail (which shall not be considered notice), and shall be deemed given five calendar days after so mailed, and shall be addressed as follows:

If to Escrow Agent:

CSC Trust Company of Delaware

Attention: Escrow Administration

2711 Centerville Road

One Little Falls Centre

Wilmington, DE 19808

Facsimile: 302-636-8666

Telephone: 866-291-6119

Email: ahalpern@cscinfo.com

If to Buyer:

#3701, Tower A

Beijing Fortune Plaza

7 Dong San Huan Zhong Lu

Beijing, 100020

Attn: Tang Yue

Telecopy No: (86) 10-65308870

If to any Seller Party:

Expedia Asia Pacific – Alpha Limited

c/o Expedia, Inc.

333 108th Avenue, N.E.

Bellevue, Washington 98004

Attn.: Attn.: Burke F. Norton

Telecopy No.: (425) 679-7251

with a copy to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attn.: Ante Vucic, Esq. and Joey Shabot, Esq.

Telecopy No: (212) 403-2000

7. Entire Agreement and Modification. This Agreement, the Stock Purchase Agreement and the Pledge Agreement constitutes the entire agreement between the parties hereto with respect to the matters contemplated herein and therein, and supersedes all prior agreements and understandings with respect thereto. Any amendment, modification, or waiver of this Agreement shall not be effective unless in writing. Neither the failure nor any delay on the part of any party to exercise any right, remedy, power, or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power, or privilege.

8. Governing Law. This Agreement is made pursuant to, and shall be construed and enforced in accordance with, the internal laws of the State of Delaware, without giving effect to otherwise applicable principles of conflicts of law. Each party hereto hereby irrevocably consents and agrees that any legal action or proceeding against it or any of its assets with respect to any of the obligations arising under or relating to this Agreement shall be brought in any state or federal court sitting in the State of Delaware, and by execution and delivery of this Agreement, each party hereto hereby irrevocably submits to and accepts with regard to any such action or proceeding, for itself and in respect of its property, the jurisdiction of the aforesaid courts and irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of any action therein. Each party hereto agrees that the summons and complaint or any other process in any action may be served by notice given in accordance with this Agreement, or as otherwise permitted by law. Each party hereto irrevocably waives the right to trial by jury.

9. Counterparts; Facsimile Signatures. This Agreement may be executed in two or more counterparts (delivery of which may occur via facsimile or as an attachment to an electronic mail message in “pdf” or similar format), each of which shall be binding as of the date first written above, and, when delivered, all of which shall constitute one and the same instrument. This Agreement and any amendments hereto, to the extent signed and delivered by means of a facsimile machine or as an attachment to an electronic mail message in “pdf” or similar format, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. Each such copy shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

10. Further Assurances. Each of the parties hereto shall execute such further instruments and take such other actions as any other party shall reasonably request in order to effectuate the purposes of this Agreement.

11. Binding Effect; Severability. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, heirs, executors, and administrators. If any provision of this Agreement shall be or become illegal or unenforceable in whole or in part for any reason whatsoever, the remaining provisions shall nevertheless be deemed valid, binding and subsisting.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

IN WITNESS WHEREOF, this Agreement has been executed as of the date first-above written.

BUYER:

EXPEDIA ASIA PACIFIC – ALPHA LIMITED

By:	/s/ Burke F. Norton
Name:	Burke F. Norton
Title:	Director

SELLER PARTIES:

PURPLE MOUNTAIN HOLDING LTD.

By:	/s/ Justin Tang
Name:	Justin Tang
Title:	President

YUE (JUSTIN) TANG

/s/ Justin Tang

ESCROW AGENT:

CSC Trust Company of Delaware

By:	/s/ Alan R. Halpern
Name:	Alan R. Halpern
Title:	Vice President

[Signature Page to Escrow Agreement]